Exhibit 10.2
AMENDMENT TO CHIEF EXECUTIVE EMPLOYMENT AGREEMENT
     Pursuant to Section 16(a) of the Chief Executive Employment Agreement (“Agreement”) effective September 13, 2005 by and between CTI Group (Holdings), Inc. (the “Corporation”) and John Birbeck (“Employee”), the parties hereby agree that Section 4(b) of the Agreement is changed and amended to read as follows:
     (b) Additional Benefits. Employee shall be entitled to five (5) weeks (25 working days) of paid vacation per year, with no right to carry over vacation to the next year, but unused vacation may be sold back to the Corporation.
     Employee shall be paid a non-accountable automobile allowance of $500 per month for each full month during the Employment Term, payable in accordance with the Corporation’s customary and usual payroll practices for its employees.
     During the period that Employee is employed by the Corporation pursuant to this Agreement, the Corporation will provide Ms. Amanda Powell with economy class air fare for up to 12 round trips from the United States to the United Kingdom each full calendar year (and a pro rata number of such trips for any partial calendar year of such employment), and will reimburse her for the amount she pays to obtain health insurance coverage for herself (up to the amount the Corporation pays for individual coverage for the Corporation’s employees).
     The Corporation will reimburse Employee for the amount he pays for temporary apartment rental (not to exceed $1,800.00 per month without the prior approval of the Corporation) until such time as Employee has made arrangements for permanent housing. Employee shall also be paid a furnishing and household goods allowance in the amount of $12,000.
     IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Amendment this 12th day of May, 2006.

CTI GROUP (HOLDINGS), INC.

By:	/s/Rupert Armitage
Rupert Armitage, Director

/s/John Birbeck

John Birbeck, Employee

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